Exhibit 10.3

Confidential

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IVD TEST KIT development AND SUPPLY AGREEMENT

This IVD Test Kit Development and Supply Agreement (the “Agreement”) is effective as of the date of last signature below (the “Effective Date”) and is made by and between Illumina, Inc., a Delaware corporation (“Illumina”) and Adaptive Biotechnologies Corp., a Washington corporation (“Partner”).  Illumina and Partner may be referred to each individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Partner desires to develop and commercialize in vitro diagnostic test kits under two brand names for use on an Illumina sequencing instrument.  Such test kits would: (a) include nucleic acid sample preparation, library preparation, and off-instrument software components developed by Partner; and (b) utilize nucleic acid sequencing consumable components and on-instrument software provided by Illumina.

WHEREAS, under this Agreement, Illumina will develop and supply certain instruments, custom software, and components for the development, commercialization and use of such test kits, and provide Partner certain regulatory and related support for such test kits;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.
Definitions

In addition to those terms defined elsewhere, the following capitalized terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries Controls, is Controlled by, or is under common Control with, such first Person for so long as such other Person Controls, is Controlled by, or is under common Control with such first Person.  For purposes of this definition, “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management of a Person, whether through ownership interests, by contract, or otherwise.  Without limiting the generality of the foregoing, a Person will be deemed to Control any other Person in which it owns, directly or indirectly, more than 50% of the outstanding shares, stock, securities or other ownership interests of such Person.

“Change in Control” means the occurrence of any of the following, directly or indirectly, in one transaction or in a series of transactions: (a) any direct or indirect acquisition of Partner (or any Affiliate of Partner that Controls Partner) by means of merger, consolidation, purchase, exchange or contribution of securities, or other means; (b) any other consolidation or merger of Partner (or any Affiliate of Partner that Controls Partner) with or into any other Person; (c) the sale, transfer, assignment, or other disposition of securities of Partner (or any Affiliate of Partner that Controls Partner) representing a majority of the voting power of Partner’s outstanding voting securities or a majority of the voting power of the outstanding voting securities of any Affiliate of Partner that Controls Partner; (d) any other transaction(s) in which the holders of the outstanding securities of Partner immediately before such transaction do not, immediately after such transaction(s), retain Control of Partner, or any other transaction(s) in which the holders of the outstanding securities of any Affiliate that Controls Partner immediately before such transaction do not, immediately after such transaction(s), retain Control of such Affiliate; or (e) the direct or indirect sale, transfer, assignment, or other disposition of all or substantially all of the business or assets of Partner to which this Agreement relates.

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“clonoSEQ IVD Test Kit” means an IVD Test Kit for assessment and monitoring of minimal residual disease in connection with treatment or management of patients with lymphoid malignancies, which is currently expected to be marketed under Partner’s clonoSEQ® brand (but may be marketed under an alternative brand as specified in the Development Plan).

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party in performing its obligations specified in this Agreement, the reasonable, diligent, good faith efforts to accomplish such obligations as such Party would normally use to accomplish similar obligations under similar circumstances within the life sciences industry.  [***]  “Commercially Reasonable” has an equivalent meaning.

“Confidential Information” means all information and know-how and any tangible embodiments thereof provided or disclosed by the Disclosing Party to the Receiving Party in the course of performing this Agreement, including: research data, manufacturing processes and techniques, scientific, manufacturing, and business plans, and information relating to present or future products, sales, suppliers, customers, or employees; provided that all disclosures of Confidential Information in written or tangible form must be identified or marked as “Confidential” (or using similar language), and all disclosures of Confidential Information in oral or visual form must be identified as such at the time of disclosure and confirmed in writing by the Disclosing Party within [***] calendar days of such disclosure (email acceptable).

“Customer” means an end-user purchaser of an IVD Test Kit.

“Development Plan” means the written development plan describing the activities of each Party necessary to develop and commercialize each IVD Test Kit in accordance with this Agreement.  Each Development Plan will include at least: (a) the configuration of the subject IVD Test Kit, and the Illumina Components and IVD Hardware utilized in the subject IVD System; (b) the plans and timelines for the development and optimization of the IVD Test Kit and IVD System, including the type, amount, and any applicable pricing of Illumina Components, IVD Hardware and Custom Software required for such development and optimization, including expected delivery dates therefor; (c) the requirements for development of the Custom Software for Partner; (d) the intended use statement for the IVD Test Kit; (e) a description of the development steps, testing, validation,  studies and regulatory path planned by Partner necessary in order to pursue Regulatory Approval and commercialize the IVD Test Kit (including analytical or pre-clinical studies, stability studies, and clinical studies); (f) a description of any development steps, testing, validation, studies and regulatory path planned by Illumina necessary for any expansion of claims concerning the IVD Hardware or Illumina Components and associated costs (if any) to be paid by Partner in connection with such work; and (f) directional (non-binding) pricing for IVD Hardware and Illumina Components, applicable to Customers. Upon execution by the Parties in an amendment to this Agreement pursuant to Section 10.10, each Development Plan will be incorporated into this Agreement in Exhibit B.  Each reference to the Development Plan in this Agreement refers to the applicable Development Plan relating to the subject IVD Test Kit.

“Distributor” means a Third Party distributor or reseller authorized by Partner to purchase IVD Kits from Partner or its Affiliate and re-sell those IVD Kits to Customers.

“Documentation” means, to the extent necessary to obtain each Regulatory Approval as may be required for the intended use of the IVD Test Kit and IVD System in the Territory pursuant to this Agreement as set forth in the Development Plan: (a) applications, registrations, licenses, authorizations and Regulatory Approvals concerning the applicable Illumina Components and IVD Hardware as necessary; (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), including all adverse event files and complaint files that relate specifically to the applicable Illumina Components and IVD Hardware; and (c) analytical, clinical, manufacturing and controls, and other data relied upon and submitted in support of any of the foregoing with respect to the applicable Illumina Components and IVD Hardware.

“Expansion Field” means genetic testing of human samples using the immunoSEQ Dx Test Kit for any field outside of the Initial Field that is expressly agreed to by the Parties in a Development Plan or amendment to this Agreement (in each case pursuant to Section 10.10) ; provided however, that the Expansion Field includes only analytical claims and excludes the use of the IVD Test Kit as a companion diagnostic.

“Field” means the Initial Field and any Expansion Fields.

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“Force Majeure “ means any cause beyond such Party’s reasonable control, including acts of God, fire, flood, tornado, earthquake, hurricane, lightning, any action taken by government or a regulatory authority, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, failure or delay in delivery by Illumina’s suppliers or subcontractors that is beyond Illumina’s ability to cure, or interruption or failure of any utility service.

“Illumina Components” means those components set forth on Exhibit A which Illumina or its Affiliate will supply to Partner and its Customers for use in an IVD System pursuant to a Development Plan.  Illumina Components may include new versions to the extent provided in accordance with Section 4.02.

“Initial Field” means: (a) with respect to the clonoSEQ IVD Test Kit, genetic testing of DNA libraries from human genomic DNA extracted from peripheral whole blood, formalin-fixed paraffin-embedded tissue, or bone marrow for the assessment and monitoring of minimal residual disease in connection with treatment or management of patients with lymphoid malignancies; and (b) with respect to the immunoSEQ Dx IVD Test Kit, genetic testing of DNA libraries from human genomic DNA extracted from peripheral whole blood, formalin-fixed paraffin-embedded tissue, or bone marrow for the assessment and monitoring of solid tumors and T-cell lymphomas; provided however, that in each case the Initial Field includes only analytical claims and excludes the use of an IVD Test Kit as a companion diagnostic.

“Intellectual Property Right(s)” means all rights in patent, copyrights, know-how, trademark, service mark and trade dress rights and other industrial or intellectual property rights under the Laws of any jurisdiction, whether registered or not and including all applications or rights to apply therefor and registrations with respect thereto.

“IVD Hardware” means Illumina’s NextSeq 550Dx sequencing instrument.

“IVD System” means a complete in vitro diagnostic system consisting of: (a) IVD Hardware; (b) Illumina Components; (c) the Custom Software (as defined in Section 2.01(c)); and (d) an IVD Test Kit.  Each IVD System will be described in more detail in the applicable Development Plan.

“IVD Test Kit” means a kitted assay developed by Partner for in vitro diagnostic use with IVD Hardware, Illumina Components, and Custom Software in an IVD System in the Territory in the Initial Field and any Expansion Fields, which may consist generally of nucleic acid sample preparation reagents, sample QC, library preparation reagents, and off-instrument analysis and interpretation software that will accept IVD Hardware standard output files.  Each IVD Test Kit will be described in more detail in the applicable Development Plan.

“immunoSEQ Dx IVD Test Kit” means an IVD Test Kit for the assessment and monitoring of solid tumors and T-cell lymphomas in the Initial Field and potentially other uses in any Expansion Field, which is currently expected to be marketed under Partner’s immunoSEQ Dx brand (but may be marketed under an alternative brand as specified in the Development Plan).

“Law” means: (a) all statutes, regulations, ordinances, directives, standards or legislation to which a Party is subject and that are binding on the Party as a matter of law; (b) common law and the law of equity as applicable to a Party; (c) court orders, judgments or decrees that are binding a Party; (d) industry codes of practice, policies, or standards in each case to the extent enforceable against a Party by a governmental authority or Regulatory Authority as law; and (e) applicable policies, rules, or orders made or given by a governmental authority or Regulatory Authority that are binding on a Party as a matter of law.

“Net Sales” means the gross amount invoiced for the arm’s length sale, transfer or other disposition of the IVD Test Kit in the Territory to a Customer or Distributor by Partner or its Affiliate, less the following items to the extent actually paid, taken, or incurred with respect to such sale, transfer, or other disposition, all in accordance with GAAP (except as otherwise provided below):

(i)Credits and allowances for returns (actual, or estimated to the extent Partner estimates such returns for purposes of its financial reporting in accordance with GAAP), rejections, recalls, or billing corrections;

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(ii)separately itemized freight, postage, shipping and insurance, handling and other transportation costs, as well as actual, reasonable, Customer training or other product implementation expenditures, provided that such items are passed on to the purchaser at cost or reasonable estimation of actual cost;

(iii)separately itemized sales, use, value added, medical device excise, and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of the IVD Test Kit or Custom Software in the Territory that are incurred at time of sale or are directly related to the sale, are actually paid and are included in the gross amount invoiced; and

(iv)any quantity, cash or other trade discounts, rebates, credit card fees paid, or charge backs.

No deductions may be made for sales commissions or collection costs.  Partner’s transfer of an IVD Test Kit or to an Affiliate (unless such transfer is to an Affiliate end-user) will not be included in Net Sales.  For the avoidance of doubt, the gross amount invoiced by Affiliates to Customers for sale, transfer or other disposition of an IVD Test Kit (including access to Custom Software) in the Territory is included in Net Sales.  If an IVD Test Kit is sold, transferred, or otherwise disposed of or provided to a third party, in a manner that is not an arm’s-length transaction (including without limitation, transactions with related parties, transactions made under duress or threat of litigation, transactions made for no consideration, and transactions made pursuant to a collaboration, joint venture, or similar relationship), or for non-monetary consideration, then Net Sales for such transaction will equal the average Net Sales from the arm’s length sale of such IVD Test Kit in the applicable country during the same Period; provided however, that discounts on IVD Test Kits provided for [***] shall only be treated as generating Net Sales in the amount of the discounted price actually paid, subject to permissible deductions.  Any IVD Test Kits provided for [***] will be considered sales not at arm’s length for purposes of determining Net Sales.

If there is not sufficient information available to determine average Net Sales for the above calculations, Illumina and Partner will negotiate in good faith an appropriate Net Sales value, taking into consideration the fair market value of such IVD Test Kit and the Net Sales from similar IVD Test Kits in similar countries.

“Person” means an individual or firm, trust, corporation, partnership, joint venture (whether entity-based or by contract), limited liability company, association, unincorporated organization, or other legal or governmental entity.

“Regulatory Approval” means all approvals, licenses, consents, authorizations, clearances and CE marking (including self-certification when applicable) from applicable Regulatory Authorities required to commercialize the IVD Test Kit, IVD System, Custom Software, Illumina Components, or IVD Hardware (as the context requires) in a given jurisdiction.

“Regulatory Authority” means any national, supranational, regional, state or local regulatory agency, administration, department, bureau, commission, council or other governmental entity including the FDA, the EMA, the PMDA, and any notified body or other equivalent entity, involved in the granting or receipt of approvals, licenses, consents, authorizations, clearances, and CE marking (including self-certification when applicable) for in vitro diagnostic devices.

“Territory” means the United States and any other jurisdictions specified in the Development Plan for the applicable IVD Test Kit. For clarity, the Parties will consider in good faith, but will not be obliged, to expand the Territory outside of the United States.

Article II.
Development and Commercialization of the IVD Test Kits

2.01Development of the IVD Test Kits.  This agreement concerns IVD Test Kits for development and commercialization in the Initial Field and any Expansion Fields in the Territory by Partner for use with Illumina Components on IVD Hardware running Custom Software to be developed and provided by Illumina.  These activities will be undertaken as follows, with additional details to be provided in each applicable Development Plan:

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(a)Subject to the terms and conditions of this Agreement, the Parties will use Commercially Reasonable Efforts to develop and obtain Regulatory Approval as necessary for each IVD Test Kit in the Initial Field and any agreed Expansion Fields in the Territory in accordance with the Development Plan;

(b)Illumina will develop and transfer to Partner a custom test execution software module for use on the IVD Hardware with each IVD Test Kit, pursuant to the Development Plan (the “Custom Software”);

(c)Illumina will, subject to Section 2.05, use Commercially Reasonable Efforts to seek, obtain, and maintain any necessary Regulatory Approvals for the IVD Hardware and Illumina Components, in each case to the extent required under applicable Law to enable Partner to develop and commercialize each IVD Test Kit in the Territory, in accordance with the Development Plan and this Agreement;

(d)Partner will use Commercially Reasonable Efforts to seek, obtain, and maintain Regulatory Approvals for each IVD Test Kit and the Custom Software in the Territory, in accordance with the Development Plan and this Agreement;

(e)Illumina will, subject to Section 2.05, provide to Partner reasonable support in connection with Partner seeking, obtaining and maintaining Regulatory Approvals for each IVD Test Kit and Custom Software in the Territory, in accordance with the Development Plan; and

(f)Partner will purchase, and Illumina will sell to Partner, the IVD Hardware and Illumina Components as necessary for performance of each Development Plan pursuant to Section 2.02 below.

For clarity, Partner may sell IVD Test Kits in the Territory in the Initial Field and any Expansion Field, with the latter to be identified by an amendment to this Agreement made pursuant to Section 10.10.  If additional Custom Software or modification of existing Custom Software is required to support IVD Test Kits in an Expansion Field, Partner will pay Illumina for the development of such Custom Software in accord with Exhibit D.  If, in connection with any Expansion Field, Illumina agrees to pursue additional Regulatory Approvals for IVD Hardware or Illumina Components pursuant to Section 2.05, the Parties will in good faith negotiate terms for Illumina to pursue any such additional Regulatory Approvals and the costs to be paid by Partner to Illumina in connection with the pursuit of those Regulatory Approvals.

A Development Plan may only be amended or added by written agreement pursuant to Section 10.10.  For clarity, neither Party is under any obligation to enter into any amendment to this Agreement.

For clarity, except to the extent expressly provided in this Agreement, in the Development Plan, or in a separate agreement entered into by the Parties, Partner will be solely responsible for: (i) developing and testing each IVD Test Kit (including analytical or pre-clinical studies, validation studies, stability studies, and clinical studies directly related thereto); (ii) preparing and submitting regulatory filings and obtaining Regulatory Approvals for each IVD Test Kit (and related Custom Software); and (iii) marketing, selling, supporting, supplying and otherwise commercializing each IVD Test Kit (and related Custom Software).

Further for clarity, except to the extent expressly provided in this Agreement, in the Development Plan, or in a separate agreement entered into by the Parties, Illumina will be solely responsible for: (i) developing and testing all IVD Hardware and Illumina Components as needed to support IVD Test Kits in the Territory in the Field pursuant to the terms and conditions of this Agreement (including any required studies directly related thereto); (ii) preparing and submitting regulatory filings and obtaining Regulatory Approvals for IVD Hardware and Illumina Components as may be required to permit their marketing and use with IVD Test Kits in the Territory in the Initial Field and any agreed upon Expansion Field pursuant to the terms and conditions of this Agreement; and (iii) marketing, selling, supporting, supplying and otherwise commercializing IVD Hardware and Illumina Components in the Territory pursuant to the terms and conditions of this Agreement.

2.02Supply and Purchase of IVD Hardware and Illumina Components.

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(a)All IVD Hardware and Illumina Components purchased by Partner for development and testing of IVD Test Kits under this Agreement will be purchased at the prices set forth in Exhibit A (which prices, for clarity, only apply with respect to products to be used under and in accordance with this Agreement)and the terms of purchases made pursuant to this Agreement will be governed by Illumina’s standard terms and conditions of sale applicable to such product, as such standard terms and conditions may be updated from time to time pursuant to Illumina’s prevailing practices (the “Standard Terms”). The Standard Terms as of the Effective Date are attached as Exhibit C.

(b)Notwithstanding anything to the contrary in the Standard Terms, to the extent any provision of the Standard Terms conflicts with a provision in this Agreement, the provision in this Agreement will control.  To the extent any provision of the Standard Terms would prevent Partner’s exercise of the rights expressly granted to Partner in this Agreement, or to the extent any provision of the Standard Terms would allow Partner to act in a manner prohibited by this Agreement, such provision will not apply to Partner or this Agreement.  In interpreting the Standard Terms, Partner’s use of a product in any manner not permitted by this Agreement will be deemed a use of the product not in accordance with the Standard Terms and a breach of the Standard Terms.  This Agreement, including the Standard Terms as incorporated herein, exclusively governs Partner’s ordering, purchase, and use of Illumina Components and IVD Hardware in connection with the IVD Test Kits, and overrides any conflicting, amending, or additional terms or conditions contained in any purchase orders or similar documents, all of which are hereby rejected and are null and void.  Illumina’s failure to object to any such terms or conditions will not constitute a waiver by Illumina, nor constitute acceptance by Illumina of such terms or conditions.

2.03Joint Steering Committee and Alliance Managers.

(a)Within [***] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”), which will serve as a forum for the Parties to oversee the development and commercialization of the IVD Test Kits under this Agreement.

(b)Each Party will also appoint an Alliance Manager who will be responsible for the day-to-day coordination of the Party’s activities under a Development Plan and whose responsibilities may be further defined thereby.

(c)The JSC will consist of [***] representatives from each Party, including the Alliance Managers, each with the requisite experience and expertise to enable such person to carry out his or her responsibilities as a member of the JSC.  Each Party may substitute one or more of its representatives to the JSC by written notice to the other Party.  Prior to Regulatory Approval of the first IVD Test Kit in the United States or the European Union, the JSC will meet at least quarterly, or as otherwise agreed to by the Parties.  After such Regulatory Approval of the first IVD Test Kit, the JSC will meet at least bi-annually or as otherwise agreed to by the Parties.  The location of such meetings will alternate between locations designated by Illumina and locations designated by Partner.  Attendance at such meetings may be in person or by telephone.  For the avoidance of doubt, the JSC may not modify a Development Plan unless the Parties execute an amendment to this Agreement to reflect such modification.

2.04Milestone Payments; Development Fees; Excess Hours.  Partner will pay the [***] milestone payments to Illumina set forth in Exhibit D upon achievement of the milestones set forth therein.  Partner will notify Illumina in writing within [***] business days of its satisfaction of each milestone in Exhibit D and will make the specified payments no later than [***] calendar days after such notice.  For additional work specified in a Development Plan to be performed at an hourly rate, Illumina will invoice Partner for all such hours at the rate set forth in Exhibit D (unless otherwise agreed by the Parties), and Partner will pay such invoiced amounts within [***] days of receiving each invoice.

2.05Regulatory Matters.

(a)The Parties will in good faith consider any guidance and feedback obtained from Regulatory Authorities in response to either Party’s attempts to obtain Regulatory Approval, including that obtained during pre-submission meetings (or foreign equivalent), and will work together, in a Commercially Reasonable manner, to negotiate a corresponding amendment to the Development Plan (e.g., timelines, scope, or limits to support) or other provisions of this Agreement in a mutually acceptable manner.

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(b)Except as set forth in (d) below, Illumina will not be required under this Agreement to obtain any new (as of the Effective Date) Regulatory Approvals (or otherwise expand or modify any existing Regulatory Approvals) for Illumina Components or IVD Hardware unless expressly specified in a Development Plan. The Parties will in good faith negotiate terms for Illumina to pursue any such additional Regulatory Approvals and the costs to be paid by Partner to Illumina in connection with the pursuit of those Regulatory Approvals.

(c)Illumina will not be required under this Agreement to provide any regulatory support for: (i) site-specific regulatory submissions before the U.S. FDA (or any similar submissions before any similar foreign Regulatory Authority); (ii) expansions of indications or uses of an IVD Test Kit in fields other than the Initial Field and any agreed Expansion Field (including technical changes and/or multiple kit versions to facilitate such claims); or (iii) except as set forth in (d) below, expansions of uses of an IVD Test Kit for any sample type for which Illumina has not previously received regulatory clearance or approval for the corresponding Illumina Components and IVD Hardware, all unless otherwise agreed pursuant to Section 2.05(b).

(d)Partner acknowledges that as of the Effective Date the IVD Hardware has received Regulatory Approval from the FDA in the United States for use with the following sample types: DNA libraries from human genomic DNA extracted from peripheral whole blood or formalin-fixed paraffin-embedded tissue. The Initial Field includes those sample types as well as DNA libraries from human genomic DNA extracted from bone marrow.  Partner will use Commercially Reasonable Efforts to include sample type claims directed at DNA libraries from human genomic DNA extracted from bone marrow in pursuing Regulatory Approval for the IVD Kits from the FDA in the United States.  If, despite those efforts, the FDA indicates it is necessary for Illumina to update the Regulatory Approval for the IVD Hardware to include sample type claims directed at DNA libraries from human genomic DNA extracted from bone marrow in order for Partner to receive Regulatory Approval for the IVD Test Kit in the Initial Field, Illumina will [***] use Commercially Reasonable Efforts to do so.

2.06Compliance.  In performing under this Agreement and developing and commercializing the IVD Test Kits, Partner will at all times comply with the Illumina Regulatory and Safety Compliance Rider, attached to this Agreement as Exhibit E.  Specifically, and without limiting the foregoing, Partner will not market, sell, or otherwise commercialize an IVD Test Kit in any jurisdiction where such activities are prohibited by Law, or in any manner prohibited by Law.

2.07Regulatory Correspondence.  If reasonably related to IVD Hardware, Illumina Components or Custom Software, Partner will promptly (within [***] business days of receipt) provide Illumina with copies of any and all correspondence received from any Regulatory Authority pertaining to obtaining or maintaining Regulatory Approval for an IVD Test Kit or Custom Software.

Article III.
Commercialization of IVD Test Kits

3.01Commercialization and Support.  Partner will use Commercially Reasonable Efforts to: (a) manufacture, and commercialize each IVD Test Kit and distribute the Custom Software for use with each IVD Test Kit in the Territory; provided however, that it is understood that commercial adoption of the IVD Test Kit will be determined by Customers who may use (in addition to or in lieu of) other in vitro diagnostic test kits, including ones which may be commercialized by Partner (such commercialization in no way being restricted by this Agreement); (b) provide product support and technical support for each IVD Test Kit and Custom Software in accord with its standard warranty and customer service practices; and (c) refer to Illumina all support inquiries which Partner has reasonably determined to be caused by, or directed to, the IVD Hardware or Illumina Components.  Illumina will use Commercially Reasonable Efforts to manufacture and commercialize the IVD Hardware and Illumina Components to Customers in the Territory during the Change Period as well as to provide product support and technical support for the IVD Hardware and Illumina Components, including providing telephone support to Partner and its Customers, in accordance with its standard warranty and customer service practices. Partner will advise Customers to purchase the IVD Hardware and Illumina Components from Illumina.    Subject to the terms and conditions of this Agreement, Partner may use Distributors to sell IVD Test Kits in the Territory in the ordinary course of business and will be responsible and liable for all activities of such Distributors in selling IVD Test Kits. Any act and omission of a Distributor that would constitute a breach of this Agreement if performed (or not performed) by

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Partner will constitute a breach of this Agreement by Partner.  Partner will not perform genetic testing services commercially using IVD Test Kits.

3.02Reagent Rental Program.  If Partner wishes to implement a reagent rental program associated with an IVD System and Illumina agrees, the Parties may negotiate a separate agreement in good faith, and Partner will purchase the IVD Hardware for such program from Illumina and lease such IVD Hardware to its Customers; provided, however, Partner must retain title to the IVD Hardware and may not resell or otherwise transfer any of the IVD Hardware.  [***]

3.03Custom Software.

(a)Illumina will develop and verify each Custom Software module pursuant to the Development Plan and in accordance with the specifications agreed-upon in the Development Plan.  The Parties will test the Custom Software as set forth in the Development Plan.  Partner will be responsible for validating the performance of the Custom Software relative to the IVD Test Kit.

(b)As between the Parties, Illumina will retain ownership of the Custom Software.  Upon completion and verification of the Custom Software by Illumina pursuant to the Development Plan, Illumina will deliver to Partner an executable version of the Custom Software wrapped in an installer package, including instructions for installation.  Subject to the terms and conditions of this Agreement, Illumina hereby grants to Partner the non-transferable, exclusive (to the extent provided below) right during the Term to: (i) duplicate and distribute such installer package, solely in executable object code, to its Customers in the Territory; and (ii) install, or permit the installation, of the Custom Software on its own and Customers’ IVD Hardware in the Territory by running such installer package.  Any purported sublicense, transfer, grant, or other conveyance of the rights granted in this Section 3.03(b) (or any portion of such rights) is prohibited and will be null, void, and of no effect; provided, however, that Partner may sublicense the foregoing rights to its Distributors. The exclusivity of the preceding grant applies only to the specific executable object code iteration of Custom Software delivered to Partner, and not to any underlying code or components thereof, and means only that Illumina will not distribute the specific iteration of Custom Software delivered to Partner directly to Customers in executable object code.  Partner acknowledges that Illumina and its Affiliates develop and commercialize similar software for themselves and for third parties using the same or similar underlying source code as may be used in developing the Custom Software, and agrees that nothing in this Agreement is intended to in any way prohibit or limit such activities.  Notwithstanding the exclusivity of the preceding grant, and anything to the contrary, Illumina and its Affiliates will not in any way be prohibited from, or limited in, using, copying, creating derivative works of, distributing, sub-licensing, or otherwise exploiting in any way any source code underlying the Custom Software for any purpose.

(c)Partner will not receive the source code for the Custom Software.  Partner may not, directly or indirectly, on its own behalf or by assisting or enabling any third party: (i) modify, adapt, improve, translate, reverse engineer, decompile, disassemble, or create derivative works of the Custom Software; (ii) attempt to defeat, avoid, by-pass, remove, deactivate, or otherwise circumvent any software protection mechanisms in the Custom Software, including without limitation, any such mechanism used to restrict or control the functionality of the Software, or (iii) attempt to derive the source code or the underlying ideas, algorithms, structure, or organization form of the Custom Software.

(d)Partner is solely responsible for distributing and otherwise commercializing the Custom Software.  Without limiting the generality of the foregoing, Partner is solely responsible for: (i) providing the Custom Software to its Customers, by distributing the installer package or installing the Custom Software as set forth in (b) above; and (ii) except to the limited extent expressly set forth in (e) below, supporting the Custom Software and its own and Customers’ use of the Custom Software.  For clarity, Partner may only install, or allow its Customers to install, the Custom Software on the IVD Hardware for which it was designed, and for use with the IVD Test Kit for which it was designed, as specified in the Development Plan.

(e)In relation only to its performance with the IVD Test Kit, Partner will test, validate, and accept the Custom Software pursuant to the Development Plan.  In connection with such testing and validation, Illumina will provide Partner with a software requirement document, software verification protocol, and verification test report.  Partner may submit these documents in seeking Regulatory Approval for the IVD Test Kit and Custom Software.  Following Partner’s acceptance of the Custom Software pursuant to the Development Plan:

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(i)if Illumina identifies any malfunction in the Custom Software that interferes with the functionality of the Custom Software and other similar custom software modules developed for Illumina’s other in vitro diagnostic development partners for use with the IVD Hardware, or produces other fixes, enhancements, modifications or improvements to the Custom Software, Illumina will notify Partner and will remedy such malfunction, and deliver to Partner a new version of the Custom Software (for distribution to its Customers pursuant to this Section 3.03) within a Commercially Reasonable period of time; and

(ii) if Partner desires that Illumina provide any fixes, enhancements, modifications, or improvements to the Custom Software not addressed by Section 3.03(e)(i), the Parties will negotiate in good faith the terms under which Illumina may perform such work.

(f)For clarity, Illumina will not be required to provide any enhancements, modifications, fixes, or improvements to the Custom Software except to the limited extent set forth in Section 3.03(e)(i) above or as the Parties may otherwise agree pursuant to Sections 3.03(e)(ii) above.

(g)Partner may not charge for the Custom Software separately from the amount charged for the entire IVD Test Kit.

3.04Forecasting.

(a)Purchases by Partner.  Partner will, on a quarterly basis on or before the first day of each calendar quarter, provide Illumina with a forecast representing Partner’s good faith estimate of the type and amount of IVD Hardware and Illumina Consumables that Partner expects to purchase for use in developing and testing IVD Test Kits [***] (“Forecast”).  Each Forecast thereafter will be accompanied by a Purchase Order for all IVD Hardware and Illumina Consumables not already covered by previous Purchase Orders.  Partner may only provide one Forecast per quarter; if Partner provides more than one Forecast in any given calendar quarter, Illumina may, in its discretion, reject all but the first Forecast.

(b)Purchases by Customers.  Beginning at least [***] before the first expected Regulatory Approval of an IVD Test Kit, each Forecast will also include a non-binding Forecast representing Partner’s good faith estimate of the type and amount of IVD Test Kits that Partner expects its Customers to purchase in the aggregate during the following [***], on a month-by-month basis.

(c)Supply by Illumina.  Illumina will use Commercially Reasonable Efforts to supply Illumina Components to Partner in accord with all Forecasts and to make IVD Hardware available for purchase by Customers in the Territory during the Change Period.

Article IV.
Quality

4.01Quality Audits.  During the Term of this Agreement, Illumina agrees to allow Partner (at Partner’s sole expense) to audit Illumina’s operations that pertain to Illumina Components or the IVD Hardware, upon [***] days’ prior written notice, during normal business hours, no more often than [***] per calendar year only to the extent necessary to satisfy Partner’s obligations under applicable Law. Such notice will list the names, titles, and affiliations of every Partner representative that Partner wishes to attend the audit.  Illumina may in its reasonable discretion deny access to any person on such list (by providing Partner with reasonable prior notice) and may deny access to any person not included on such list.  The locations, times, dates, scope, and goals for such audits must be reasonably agreed upon in writing by the Parties prior to commencement of the audit.  Partner will comply with all of Illumina’s reasonable directions when conducting any audit.  All information learned by Partner in the course of such audit is Illumina Confidential Information.  If requested by Illumina, Partner will ensure that any person conducting the audit sign Illumina’s confidentiality agreement prior to conducting such audit; provided that the terms thereof are substantially similar to the confidentiality obligations in this Agreement.  Partner will issue, in writing, to Illumina all findings of any such audit within [***] days of the audit.

4.02Product Changes.

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(a)As used in this Article IV, the period of time commencing on the Effective Date and ending [***] years thereafter is referred to as the “Change Period.”  Partner acknowledges that Illumina is constantly innovating and developing new products and new versions of products.  Illumina acknowledges that voluntary changes to IVD Hardware and/or Illumina Components and/or Custom Software may incur costs and risks for both Parties and will only be considered during the Change Period with a Commercially Reasonable rationale and justification.  With respect to IVD Hardware, Illumina does not intend to make material changes during the Change Period.  Illumina will provide notice to Partner if a change to IVD Hardware during the Change Period requires implementation at Customer sites as a field upgrade.  With regard to Illumina Components, Illumina will provide Partner with written notice of any material voluntary changes to form, fit, or function during the Change Period at least [***] prior to making such change, in order to allow Partner to plan accordingly.  As used in this paragraph and in (b) below, a material change is a change that Illumina reasonably expects to require Partner to make a filing or submission to any Regulatory Authority in connection with obtaining or maintaining Regulatory Approval for the IVD Test Kit.

(b)Illumina reserves the right to make changes to IVD Hardware, Illumina Components and Custom Software due to safety, applicable Law, regulatory requirements, or failure to conform to specifications, and may be required to make changes caused by Force Majeure.  Illumina will notify Partner in writing of any such material changes during the Change Period and will exert Commercially Reasonable Efforts to do so as promptly as practicably possible.  Following such notice, and upon Partner’s reasonable request, Illumina will discuss with Partner the steps necessary to migrate to successor instruments, modified Illumina Components or modified Custom Software, if any, and use Commercially Reasonable Efforts to assist (as applicable) Partner and its Customers with such transition in accordance with this Agreement.

(c)Other than the changes described in (a) and (b) above, Illumina will continue to sell and provide support for the IVD Hardware and Illumina Components in the original form used for development and regulatory submission on the terms set forth herein throughout the Change Period.  Notwithstanding anything to the contrary, Illumina makes no guarantee, and is not required to ensure, that the IVD Hardware or Illumina Components will be manufactured or sold following the Change Period.  Unless expressly stated otherwise in this Agreement, including as set forth in (a) and (b) above, Illumina is under no obligation to notify Partner of any changes to existing products or development of new products.  Prior to expiration of the Change Period, upon Partner’s request the Parties will in good faith discuss the terms of a potential transition of the affected IVD Test Kit(s) for use with newer IVD Hardware and/or Illumina Components and/or Custom Software.

Article V.
Revenue Share; Records and Accounting

5.01Revenue Share.  In consideration of the right to commercialize the IVD Test Kits for use with IVD Hardware, Illumina Components and Custom Software, and other activities and consideration of Illumina contemplated by this Agreement, Partner will pay Illumina a revenue share determined pursuant to the following schedule (such amount referred to as the “Revenue Share”):

[***]% of aggregate Net Sales of IVD Test Kits [***]

[***]% of aggregate Net Sales of IVD Test Kits [***]

[***]% of aggregate Net Sales of IVD Test Kits [***]

5.02Reporting.  Partner will furnish to Illumina a written report within [***] after the close of each calendar quarter (March 31, June 30, September 30 and December 31) (each, a “Period”) showing on a product-by-product and country-by-country basis: (a) the number of IVD Test Kits sold, transferred, or otherwise disposed of, and the number of IVD Test Kits used by Partner and its Affiliates in performing genetic testing services (if any); (b) the gross amount invoiced during the Period for IVD Test Kits; (c) a detailed explanation of any IVD Test Kits sold, transferred, or otherwise disposed of during the Period in any transaction that was not at arm’s length; (d) a reasonably detailed calculation of Net Sales during the Period; (e) the official exchange rates used in determining the Revenue Share (which exchange rates must be those quoted by a reputable source, such as the Wall Street Journal, oanda.com, the Financial Times, or a recognized money center bank

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such as JP Morgan, Bank of America, or an equivalent); and (f) the amount of Revenue Share payable to Illumina.  Payment of the Revenue Share earned during a Period will accompany such report.

5.03Payments.  Other than payment for Illumina Components and IVD Hardware purchased by Partner, which will be governed by the Standard Terms, all payments required under this Agreement from Partner will be paid in the United States Dollars by wire or ACH transfer pursuant to the following instructions or such other wire or ACH transfer instructions as Illumina may reasonably designate.  Partner may not deduct or withhold any wire transfer fees, bank charges, or any other fees or charges incurred in connection with making such payment.

Account Name:  [***]

Bank Name: [***]

Bank Address: [***]

ABA: [***]

Routing: [***]

Swift: [***]

Account: [***]

BIC: [***]

5.04Records.  Partner will maintain written records with respect to its operations for such period pursuant to this Agreement in sufficient detail to enable Illumina or its designated accountants to confirm compliance with the terms of this Agreement and the accuracy and completeness of the amounts of Revenue Share and any other payments payable to Illumina, and further agrees to permit said records to be audited from time to time, on reasonable prior notice during normal business hours, to the extent necessary to confirm compliance with the terms of this Agreement and verify the accuracy and completeness of the amounts of Revenue Share and other payments due hereunder; provided Illumina will not be entitled to perform more than one audit in any calendar year.  [***]  Illumina will invoice Partner for any amount due resulting from such an audit, and Partner will pay such invoice within [***] of Partner’s receipt of such invoice.

5.05Taxes.  If applicable Law requires any amount to be withheld against any amount owed by Partner to Illumina under this Agreement (each, a “Withholding”), Partner will withhold such taxes from the amount due and shall timely furnish Illumina with proof of payment of such taxes. If applicable Law requires Illumina to pay such Withholding, and will not permit Partner to pay such Withholding, the Parties will in good faith negotiate a payment mechanism that results in Illumina receiving and retaining the full amounts to which it is entitled net of the Withholding. Each Party will provide the other if the paying Party, full and complete documentation as is reasonably required for each type of payment due for which an exemption from, or a reduction in, any withholding taxes is claimed.

Article VI.
Intellectual Property

6.01Rights Granted to Partner.

(a) Subject to, and contingent upon compliance with, the terms and conditions of this Agreement and any applicable Standard Terms, Partner’s purchase of Illumina Components and IVD Hardware from Illumina and its Affiliates under this Agreement confers upon Partner the limited, non-exclusive, non-transferable, right under the Illumina Intellectual Property Rights to use purchased Illumina Components and IVD Hardware to develop the applicable IVD Test Kit during the Term and solely for use in the Territory in the Initial and any Expansion Fields with the IVD Hardware and Illumina Components, strictly in accordance with the Development Plan for such IVD Test Kit. For clarity, the rights granted in this Section 6.01: (i) expressly exclude any and all rights to, and Partner and its Affiliates may not, make, have made, sell, have sold, offer for sale, and/or have offered for sale Illumina Components; and (ii) are in addition to the rights granted in the Standard Terms.

(b)Subject to, and contingent upon compliance with, the terms and conditions of this Agreement, Illumina hereby grants to Partner the right to reference the device listing for the IVD Hardware in support of seeking Regulatory Approval for the IVD Test Kits and Custom Software during the Term in the Territory.  To the extent

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required by the FDA (or similar Regulatory Authority in a Territory designated in the applicable Development Plan) Illumina will prepare and submit a letter of authorization documenting such right.

(c)Any purported transfer, grant, or other conveyance of the rights granted in this Section 6.01 (or any portion of such rights) will be null, void, and of no effect. The Parties agree that this Section 6.01 is intended to, and does, alter the effect of the exhaustion of patent rights that could otherwise result if the sale of Illumina Components and IVD Hardware was made without restriction.

6.02Rights Granted to Illumina.

(a)Subject to, and contingent upon compliance with, the terms and conditions of this Agreement, Partner hereby grants to Illumina and its Affiliates a limited, nonexclusive, non-transferable, non-sublicensable license under such Intellectual Property Rights of Partner as may be necessary for Illumina to perform its obligations and exercise its rights under this Agreement.

(b)Any purported transfer, grant, or other conveyance of the rights granted in this Section 6.02 (or any portion of such rights) will be null, void, and of no effect.

6.03Improvements.  Partner hereby grants to Illumina and its Affiliates a nonexclusive, irrevocable, transferable, sublicensable, perpetual, worldwide, royalty-free, fully paid-up license under any and all Intellectual Property Rights generated by or on behalf of Partner under this Agreement that claim or are otherwise directed to: (a) any IVD Hardware, Illumina Component, or Custom Software; (b) any use of any IVD Hardware, Illumina Component, or Custom Software; or (c) any improvement, enhancement, alteration, or modification of any IVD Hardware, Illumina Component, or Custom Software or use of any IVD Hardware, Illumina Component, or Custom Software, in each case to develop, make, have made, use, sell, offer for sale, have sold, import, and otherwise commercialize and exploit products and services embodying such Intellectual Property Rights or which would, but for this license, infringe upon such Intellectual Property Rights .

Article VII.
Indemnification; Limitation of Liability; Insurance

7.01Partner Indemnification.  Partner will defend, indemnify and hold harmless Illumina, its Affiliates, and their respective officers, directors, representatives, employees, successors and assigns (“Illumina Indemnitee(s)”), from and against any and all claims, causes of action, and proceedings brought or asserted by a third party (“Claims”), and all associated losses, liabilities, damages, fines, and penalties of any and every kind, including legal expenses and reasonable attorneys’ fees (“Losses”) to the extent resulting from or arising out of Partner’s or a Partner Indemnitee’s: (a) development, use, or commercialization of the IVD Test Kits or Custom Software; (b) breach of this Agreement, including any representation, warranty or failure to exert good faith or Commercially Reasonable Efforts as required; (c) gross negligence or intentional misconduct in performing or failing to perform under this Agreement; or (d) sale (including making, using, selling, offering for sale, and importing) by or on behalf of Partner of an IVD Test Kit in the Territory that infringes the Intellectual Property Rights of a third party; in each case except to the extent resulting from or arising out of Illumina’s or an Illumina Indemnitee’s gross negligence, intentional misconduct, or breach of this Agreement.

7.02Illumina Indemnification.  Illumina will defend, indemnify and hold harmless Partner, its Affiliates, and their respective officers, directors, representatives, employees, successors and assigns (“Partner Indemnitee(s)”), from and against any and all Claims and Losses to the extent resulting from or arising out of Illumina’s or an Illumina Indemnitee’s: (a) breach of this Agreement, including any representation, warranty or failure to exert good faith or Commercially Reasonable Efforts as required; or (b) gross negligence or intentional misconduct in performing or failing to perform under this Agreement; in each case except to the extent resulting from or arising out of Partner’s or an Partner Indemnitee’s gross negligence, intentional misconduct, or breach of this Agreement.

7.03Indemnity Procedure. The indemnifying Party’s obligations under this Article VII are conditioned on the Party seeking indemnification: (a) giving the indemnifying Party prompt written notice of the Claim; provided, however, that failure to provide such notice will not relieve the indemnifying Party from its liability or obligations under this

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Article VII, except to the extent of any material prejudice as a direct result of such failure; (b) reasonably cooperating with the indemnifying Party, at the indemnifying Party’s expense, in connection with the defense and settlement of the Claim, including providing accurate and complete information requested by the indemnifying Party; and (c) permitting the indemnifying Party to solely control the defense and settlement of the Claim; provided, however, that the indemnifying Party may not settle the Claim, enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that would adversely affect the indemnified Party, without the indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed.  Further, the indemnified Party will have the right to participate (but not control) and be represented in any suit or action by counsel of its selection at its own cost.

7.04Product-related Indemnification.  Additionally, each Party will defend, indemnify, and hold harmless the other Party (and any other indemnitees expressly provided in the Standard Terms) for Claims and Losses relating to the purchase, manufacture, and use of IVD Hardware and Illumina Components purchased by Partner from Illumina under this Agreement if and to the extent, and subject to all terms and conditions, provided in the Standard Terms.  For clarity, Illumina’s defense, indemnification, and hold harmless obligations with respect to the Illumina Components and IVD Hardware, and Partner’s and its Customers’ purchase and use of such products, are limited solely to those obligations expressly provided in the Standard Terms for such products.

7.05Limited Liability.

(a)EXCEPT AS STATED IN (C) BELOW, AND EXCEPT WITH RESPECT TO LIABILITY ARISING FROM: (I) A PARTY’S DEFENSE AND INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VII,  BUT ONLY WITH RESPECT TO DAMAGES ACTUALLY PAID OR TO BE PAID BY THE INDEMNIFIED PARTY TO THE THIRD PARTY CLAIMANT; BUT OTHERWISE TO THE FULLEST EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, LOSS OF DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER ARISING OR CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY, OR OTHERWISE).  FOR CLARITY, DAMAGES INCURRED AS A RESULT OF EITHER PARTY’S BREACH OF SECTION 3.01 ARE NOT SUBJECT TO THIS SECTION 7.05.

(b)EXCEPT AS STATED IN (C) BELOW, AND EXCEPT TO THE EXTENT ARISING FROM: (I) PARTNER’S BINDING COMMITMENT TO PURCHASE PRODUCT PURSUANT TO ONE OR MORE ISSUED AND ACCEPTED PURCHASE ORDERS; (II) PARTNER’S REVENUE SHARE OBLIGATIONS; OR (III) A PARTY’S DEFENSE AND INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VII; BUT OTHERWISE TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY’S CUMULATIVE LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT, INCLUDING ANY CAUSE OF ACTION IN CONTRACT, NEGLIGENCE, OR TORT (INCLUDING STRICT LIABILITY), WILL NOT EXCEED [***].

(c)THE LIMITATIONS OF LIABILITY IN THIS SECTION 7.05 APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  NOTWITHSTANDING (A) AND (B) ABOVE AND ANYTHING TO THE CONTRARY, THIS AGREEMENT DOES NOT LIMIT LIABILITY OF EITHER PARTY FOR ANY INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS.

7.06Insurance. Each Party will obtain and maintain insurance coverage as follows: (a) a policy for liability (including professional and errors and omissions) in the amount of no less than [***] per occurrence; and (b) separately a policy for commercial general liability and public liability insurance in the amount of no less than [***], in the case of each of (a) and (b) to protect the Illumina Indemnitees under the indemnification provided hereunder.  Each Party will maintain such insurance at all times during the Term and if any such insurance is “Claims Made” insurance, for a period of [***] years thereafter.

Article VIII.
Term and Termination

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8.01Term.  The term of this Agreement will begin on the Effective Date and continue for 6 years unless terminated earlier in accordance with this Article VIII or extended by amendment pursuant to Section 10.10 (the “Term”).

8.02Early Termination. Without limiting any other rights of termination expressly provided in this Agreement or under Law, this Agreement may be terminated early as follows:

(a)Breach of Provision.  If a Party materially breaches this Agreement and fails to cure such breach within [***] days after receiving written notice of the breach from the other Party, then the non-breaching Party may terminate this Agreement with immediate effect by providing written notice of termination to the other Party.  Notwithstanding the foregoing, and without limiting any other right or remedy of Illumina, the breach by either Party of any term in Article VI under this Agreement gives the other Party the right to seek injunctive relief, damages and/or terminate this Agreement with immediate effect upon written notice.

(b)Bankruptcy and Insolvency.  A Party may terminate this Agreement, effective immediately upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy, for winding up of that Party, or any proceeding relating to insolvency, receivership, administrative receivership, administration liquidation or Partner voluntary arrangement or scheme of arrangement with its creditors that is not dismissed or set aside within [***] days.

(c)Termination for Change in Control.  Partner will promptly (in any event within [***] business days) notify Illumina in writing if it undergoes any Change in Control.   If any Change in Control occurs while any Development Plan is active (i.e. prior to Regulatory Approval of the IVD Test Kit being developed by Partner under the Development Plan) and results in Partner being Controlled by, or under common Control with, or this Agreement being assigned or otherwise transferred to, any Person that manufactures or sells, or has publicly announced its intention to manufacture or sell, nucleic acid sequencing instruments or any Affiliate of such a Person (each an “Instrument Supplier”), Illumina may, within 30 days after receipt of such notice (or other notice of such transaction(s) if Partner fails to provide such notice), elect to terminate the active Development Plan(s), and if no Development Plans have been completed this entire Agreement, by providing [***] days’ prior written notice to Partner or its successor in interest.

(d)Development Plans.  If the Parties are unable to reach agreement upon and enter into the first Development Plan within [***] of the Effective Date, or if at any time after the second anniversary of the Effective Date there are no active Development Plans in place, either Party may terminate this Agreement upon written notice to the other Party.

8.03Right to Cease Delivery.  In addition to any other remedies available to Illumina under this Agreement or at Law, Illumina reserves the right to suspend shipping Illumina Components to Partner and its Customers immediately on the actual occurrence of any of the following: (a) Partner uses, or directly induces its Customers to use, the Illumina Components outside the Field; (b) Partner fails to pay invoices or Revenue Share when due, subject to any applicable cure periods; (c) Partner materially breaches any representation, warranty, or covenant made hereunder; or (d) if any governmental authority prohibits Illumina from manufacturing or supplying the Illumina Components, or prohibits the sale of a IVD Test Kit or IVD System.  In each case Illumina will resume shipping Illumina Components to Partner and its Customers if Illumina receives reasonable assurances that the situation giving rise to such suspension has been remedied or is otherwise not applicable.

8.04Survival of Obligations.   Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.  The following provisions will survive termination or expiration of this Agreement: Article I, Sections 2.06 and 2.07, Article V, Sections 6.02 and 6.03, Article VII, Sections 8.04 and 8.05, Article IX, and Article X.

8.05No Damages for Termination or Expiration.  THIS AGREEMENT NEITHER GUARANTEES SUPPLY OR PURCHASE BY EITHER PARTY.  NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION DAMAGES ON ACCOUNT OF PRESENT OR PROSPECTIVE PROFITS, OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS, OR COMMITMENTS MADE IN

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CONNECTION WITH THIS AGREEMENT, OR IN CONNECTION WITH THE DEVELOPMENT OR MAINTENANCE OF THE BUSINESS OR GOODWILL OF THE OTHER PARTY) BY REASON OF EXPIRATION OF THIS AGREEMENT OR PROPER EXERCISE OF ITS RIGHT TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY SUCH DAMAGES.

Article IX.
Protection of Confidential Information

9.01Confidentiality.  The Parties acknowledge that a Party (the “Receiving Party”) may have access to Confidential Information of the other Party (the “Disclosing Party”) in connection with this Agreement.  During the Term and for a period of [***] years thereafter, the Receiving Party will hold the Disclosing Party’s Confidential Information in confidence using at least the degree of care that is used by the Receiving Party with respect to its own Confidential Information, but no less than reasonable care.  The Receiving Party may disclose the Confidential Information of the Disclosing Party solely on a need to know basis to its employees, contractors, officers, directors, representatives, and those of its Affiliates, under written confidentiality and restricted use terms or undertakings consistent with this Agreement; provided that the Receiving Party will be liable for all acts and omissions of such Persons that constitute a breach of this Article IX, or that would constitute a breach of this Article IX if performed (or not performed) by the Receiving Party, with respect to such Confidential Information.  The Receiving Party may not use the Disclosing Party’s Confidential Information for any purpose other than exercising its rights and fulfilling its obligations under this Agreement.  The Confidential Information will at all times remain the property of the Disclosing Party.  The Receiving Party will, upon written request of the Disclosing Party, return to the Disclosing Party or destroy the Confidential Information of the Disclosing Party.  Notwithstanding the foregoing, the Receiving Party may maintain one copy of the Disclosing Party’s Confidential Information to be retained by the Receiving Party’s Legal Department or other appropriate department for archival purposes only.

9.02Exceptions.  Notwithstanding any provision contained in this Agreement to the contrary, neither Party will be required to maintain in confidence or be restricted in its use of any of the following: (a) information that, at the time of disclosure to the Receiving Party, is in the public domain through no breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliate by the Receiving Party or its Affiliate; (b) information that, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliate by the Receiving Party or its Affiliate; (c) information that was in the Receiving Party’s or its Affiliate’s possession at the time of disclosure hereunder by the Disclosing Party unless subject to an obligation of confidentiality or restricted use owed to the Disclosing Party or its Affiliate; (d) information that is independently developed by or for the Receiving Party or its Affiliates without use of or reliance on Confidential Information of the Disclosing Party; or (e) information that the Receiving Party receives from a third party where such third party was under no obligation of confidentiality to the Disclosing Party or its Affiliate with respect to such information.

9.03Disclosures Required by Law.  The Receiving Party may disclose Confidential Information of the Disclosing Party as required by court order, operation of Law, or government regulation (including those of the Securities Exchange Commission), or the rules of any stock exchange; provided that, the Receiving Party: (a) promptly notifies the Disclosing Party of the specifics of such requirement prior to the actual disclosure, or promptly thereafter if prior notice is impractical under the circumstances; (b) uses diligent and reasonable efforts to limit the scope of such disclosure or obtain confidential treatment of the Confidential Information if available; and (c) allows the Disclosing Party to participate in the process undertaken to protect the confidentiality of the Disclosing Party’s Confidential Information including cooperating with the Disclosing Party at the Disclosing Party’s expense in its efforts to permit the Receiving Party to comply with the requirement in a manner that discloses the least amount necessary, if any, of the Confidential Information of the Disclosing Party.

9.04Disclosure of Agreement.  The terms and existence of this Agreement are each Party’s Confidential Information.

Article X.
Miscellaneous

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10.01Notices.  All notices required or permitted under this Agreement must be in writing to the following address (or any other address designated by the Party in writing), in English, and will be deemed received only when: (a) delivered personally; (b) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or five days for international mail); or (c) one day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two days after deposit with a commercial express courier specifying two-day delivery, with written verification of receipt.

If to Illumina:	If to Partner:
[***]	[***]
With a copy to: [***]	With a copy to: [***]

10.02Representations and Warranties.  Each Party represents, warrants, and covenants that: (a) it has the right and authority to enter into this Agreement without violating the terms of any other agreement; (b) the person(s) signing this Agreement on its behalf has the right and authority to bind the Party to this Agreement; and (c) neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with performance of its obligations hereunder, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or who is the subject of a conviction described in such section.

FOR CLARITY AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (I) ILLUMINA’S SOLE REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION AND DEFENSE OBLIGATIONS WITH RESPECT TO PRODUCTS PURCHASED BY PARTNER AND ITS CUSTOMERS ARE CONTAINED EXCLUSIVELY IN THE APPLICABLE STANDARD TERMS; AND (II) EACH PARTY’S SOLE REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION AND DEFENSE OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND PRODUCTS TO BE DEVELOPED AND COMMERCIALIZED IN CONNECTION THEREWITH  ARE LIMITED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.  ALL OTHER EXPRESS OR IMPLIED WARRANTIES (INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND FITNESS FOR A PARTICULAR PURPOSE) ARE EXPLICITLY DISCLAIMED.

10.03Non-Exclusive Relationship. Each Party acknowledges and agrees that, during the Term and thereafter, nothing in this Agreement will create any form of exclusive relationship between the Parties with respect to the subject matter of this Agreement, or prevent either Party from: (a) entering into competing business relationships with one or more third parties for the research, development and/or commercialization of any other product or service that might compete with any of the other Party’s products, including an IVD Test Kit or IVD System in any respect and/or (b) conducting research, development and/or commercialization with respect to any product in any manner whatsoever outside the scope of this Agreement, including products that might compete with any of the other Party’s products, including an IVD Test Kit or IVD System; provided that, for clarity, in either case neither Party may use the other Party’s Confidential Information and/or Intellectual Property Right in such activities.

10.04Legal Compliance.  Nothing in this Agreement is intended, or should be interpreted, to prevent either Party from complying with, or to require a Party to violate, any applicable Law. Should either Party reasonably conclude that any portion of this Agreement is or may be in violation of a change in a Law made after the Effective Date, or if any such change or proposed change would materially alter the amount or method of compensating Illumina for services performed for, or Revenue Share owed by, Partner the Parties agree to negotiate in good faith written modifications to this Agreement as may be necessary to establish compliance with such changes, and to reflect applicable changes in compensation warranted by such legal changes, with any mutually agreed upon modifications added to this Agreement by written amendment in accordance with Section 10.10 of this Agreement.

10.05Independent Parties. The Parties are independent contractors, and the relationship between the Parties does not constitute a partnership, joint venture or agency of any kind.  Neither Party has the authority to make any

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statements, representations or commitments of any kind, or to take any action, which is binding on the other Party, without the prior written consent of the other Party.

10.06Governing Law; Jurisdiction; Dispute Resolution.  This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation will be governed and construed in accordance with the laws of the State of California, U.S.A., without regard to provisions on the conflicts of laws. Each Party irrevocably consents to the jurisdiction of the U.S. District Court for the Northern District of California.  The Parties agree that the United Nations Convention on Contracts for the International Sale of goods will not apply to this Agreement.

10.07Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement will be valid and enforceable and the Parties will negotiate in good faith a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

10.08No Waiver; Rights and Remedies.  The failure or delay of either Party to exercise any right or remedy provided herein or to require any performance of any term of this Agreement may not be construed as a waiver, and no single or partial exercise of any right or remedy provided herein, or the waiver by either Party of any breach of this Agreement will not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement.  Except as expressly provided in this Agreement, the rights and remedies of each Party under this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

10.09Injunctive Relief.  Each Party acknowledges that its breach or threatened breach of Article 6 or Article 9 may cause irreparable damage to the other Party.  Therefore, in the event of any such breach or threatened breach, the other Party will be entitled, in addition to all other rights and remedies available at Law, to seek injunctive relief against the breach or threatened breach without having to post bond or other security.

10.10Entire Agreement; Amendment; Waiver.  This Agreement, together with the Standard Terms, represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties with respect to the development and commercialization of IVD Test Kits.  Any agreements between the Parties, whether existing or later made, concerning the development, commercialization or use of other products are not affected or superseded by this Agreement.  The Parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance or warranty of any Person other than as expressly set out in this Agreement. Each Party agrees that it will have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement. Nothing in this Section 10.10 will exclude or limit liability for fraud. No amendment to this Agreement (including changes to any Development Plan or addition of any Development Plan) will be effective unless in writing and signed by both Parties.  No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by the Party who has the right to waive the right, condition or breach and delivered to the other Party.

10.11Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument.

10.12Assignment; Illumina Affiliates; Third Party Beneficiaries.  Except in connection with a sale of substantially all of the assets of its clinical in vitro diagnostics business or a Change in Control (in each case subject to Section 8.02(c)), Partner may not assign or transfer this Agreement, without the prior written consent of Illumina, which consent may not be unreasonably withheld, conditioned or delayed.  Illumina may assign or transfer this Agreement to one or more of its Affiliates or in connection with a sale of substantially all of the assets of its in vitro diagnostics partnership business or a Change in Control.  Illumina invoices and other documentation may come from an Illumina Affiliate, and Partner will honor those just as if they came directly from Illumina. Any assignment or transfer of this Agreement made in contravention of the terms hereof will be null and void.  Subject to the foregoing, this Agreement will be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.  There are no third party beneficiaries to this Agreement.

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10.13Further Assurance.  Each Party will execute and deliver such further documents and take such further actions as the other Party may reasonably request to evidence and implement the provisions and intent of this Agreement.

10.14Costs.  Each Party will bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement.

10.15Force Majeure.  Neither Party will be in breach of this Agreement nor liable for any failure to perform or delay in the performance of this Agreement attributable in whole or in part to any Force Majeure.  In the event of any such delay the delivery date for performance will be deferred for a period equal to the time lost by reason of the delay.  Notwithstanding anything in this Agreement to the contrary, Partner’s payment obligations are not affected by this provision.

10.16Headings and Certain Rules of Construction.  Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof.  Whenever required by the context, the singular term includes the plural, the plural term includes the singular, and the gender of any pronoun includes all genders.  As used in this Agreement except as the context may otherwise require, the words “include,” “includes,” “including,” and “such as” are deemed to be followed by “without limitation” or “but not limited to,” whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously.  Except as expressly stated, any reference to “days” will be to calendar days, and “business day” means all days other than Saturdays, Sundays, or a national or local holiday recognized in the United States, any reference to “calendar month” will be to the month and not a 30 day period, and any reference to “calendar quarter” will mean the first three calendar months of the year, the fourth through sixth calendar months of the year, the seventh through ninth calendar months of the year, and the last three calendar months of the year.  Whenever the last day for the exercise of any right or the discharge of any obligation hereunder falls on, or any notice is deemed to be given on, a Saturday, Sunday, or national holiday, the Party having such right or obligation will have until 5:00 pm PST on the next succeeding business day to exercise such right or to discharge such obligation or the Party giving notice will be deemed to have given notice on the next succeeding business day.  No usage of trade, course of performance, or other regular practice between the Parties hereto may be used to interpret or alter the terms and conditions of this Agreement.  Unless otherwise expressly provided in this Agreement, any agreement, instrument, or statute defined or referred to means such agreement, instrument, or statute as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

[Signature Page Follows Directly]

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signature page to

IVD TEST KIT development AND SUPPLY AGREEMENT

IN WITNESS WHEREOF, effective as of the Effective Date, each of the Parties have executed this Agreement by their duly authorized officers or representatives.

Illumina, Inc. By:/s/ John Leite Name: John Leite Title: VP, Business Development Date: September 23, 2019	Adaptive Biotechnologies Corp. By: /s/ Chad Robins Name: Chad Robins Title: CEO & Co-Founder Date: September 23, 2019

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exhibit A

ILLUMINA COMPONENTS, IVD HArdware, AND PRICING

[***]

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EXHIBIT B

DEVELOPMENT PLANS

[to be added]

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EXHIBIT C

STANDARD TERMS

[***]

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EXHIBIT D

FEES AND MILESTONE PAYMENTS

Partner will pay to Illumina the following amounts upon achievement of the corresponding milestones:

Technology Access Fee (Milestone):

[***], payable as follows: (a) [***] upon acceptance of a verified Custom Software module by Partner as meeting the specification requirements set forth in the Development Plan for the first IVD Test Kit, and (b) [***] upon installation of the Custom Software module at a clinical trial site.

[***]

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EXHIBIT E

ILLUMINA REGULATORY AND SAFETY COMPLIANCE RIDER

[***]